Exhibit 23(d)(iii) under Form N-1A
                                         Exhibit 10 under Item 601/Reg. S-K

                       INVESTMENT ADVISORY CONTRACT
                             LETTER AGREEMENT


                      Huntington Asset Advisors, Inc.
                           41 South High Street
                            Columbus, OH 43287


                                                          February 14, 2003



Huntington VA Funds
41 South High Street
Columbus, OH  43287


Dear Sirs:



      Under the Investment Advisory Contract between Huntington Asset Advisors, Inc. (the "Advisor") and Huntington VA Funds (the "Trust"), dated May 12, 2001, the Adviser agrees to contractually waive all or a portion of its investment advisory fee (based on average daily net assets) to which it is otherwise entitled to receive from the Funds listed below and/or to reimburse certain operating expenses of the Funds in order to limit each Fund's total operating expenses to not more than 1.00% of the Fund's average daily net assets, for the period starting January 1, 2003 through April 30, 2004.



                         Huntington VA Growth Fund

                     Huntington VA Income Equity Fund

                     Huntington VA Rotating Index Fund

                    Huntington VA Dividend Capture Fund

                    Huntington VA Mid Corp America Fund

                      Huntington VA New Economy Fund



            If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof. This may be executed in counterpart.




                                    Very truly yours,



                                    HUNTINGTON ASSET ADVISORS, INC.


                                    By:  /s/ B/ Randolph Bateman

                                    Name:  B. Randolph Bateman

                                    Title:   Senior Vice President



ACCEPTED:

HUNTINGTON VA FUNDS





By:  /s/ David Carson

Name:  David Carson

Title:  Treasurer